Exhibit 3.6

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SNAP INTERACTIVE, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

Snap Interactive, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify that:

1.       The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Certificate of Incorporation, as amended, to increase the total number of shares of common stock authorized for issuance to twenty-five million (25,000,000), (ii) declaring such amendment to be advisable and (iii) directing that the appropriate officers of the Corporation solicit the approval of the Corporation’s stockholders for such amendments at an annual meeting of stockholders.

2.       Upon this Certificate of Amendment becoming effective, the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is twenty-five million (25,000,000) shares of common stock, par value $0.001, and ten million (10,000,000) shares of preferred stock, par value $0.001.

3.       This Certificate of Amendment has been duly approved by the Board of Directors of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4.       This Certificate of Amendment has been duly approved by the holders of the requisite number of shares of capital stock of the Corporation, in accordance with the applicable provisions of Sections 216 and 242 of the General Corporation Law of the State of Delaware and the applicable provisions of the Certificate of Incorporation.

5.       This Certificate of Amendment shall become effective when it is filed with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 25th day of May 2017.

SNAP INTERACTIVE, INC.,
a Delaware corporation

By:	/s/ Alexander Harrington
Alexander Harrington
Chief Executive Officer